SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
         (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                               (Amendment No. 1)*



                      NorthPoint Communications Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    666610100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

            [ ]      Rule 13d-1(b)

            [ ]      Rule 13d-1(c)

            [X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)







                                  Page 1 of 18
                            Exhibit Index on Page 15

--------------------------------------                                         --------------------------------------
CUSIP NO. 666610100                                      13G                                             Page 2 of 18
--------------------------------------                                         --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Capital Partners, L.P. ("BCP")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        7,896,010 shares, except that BCMC, the general partner of BCP, may be
              SHARES                          deemed to have sole power to vote these shares, and David M. Beirne
           BENEFICIALLY                       ("Beirne"), Bruce W. Dunlevie ("Dunlevie"), J. William Gurley
      OWNED BY EACH REPORTING                 ("Gurley"), Kevin R. Harvey ("Harvey"), Robert C. Kagle ("Kagle"),
              PERSON                          Andrew S. Rachleff ("Rachleff") and Steven M. Spurlock ("Spurlock"),
               WITH                           the members of BCMC, may be deemed to have shared power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              7,896,010 shares, except that BCMC, the general partner of BCP, may be deemed to have sole power to dispose of these shares, and Beirne,
                                              Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       7,896,010
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    5.92%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

--------------------------------------                                         --------------------------------------
CUSIP NO. 666610100                                      13G                                             Page 3 of 18
--------------------------------------                                         --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Founders' Fund, L.P. ("BFF")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        1,103,582  shares,  except that BCMC, the general partner  of BFF,  may be
              SHARES                          deemed to have  sole  power to vote  these shares, and Beirne, Dunlevie,
           BENEFICIALLY                       Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC, may
     OWNED BY EACH  REPORTING                 be deemed to have  shared power to vote these shares.
              PERSON                 -------- ------------------------------------------------------------------------
               WITH
                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              1,103,582 shares, except that BCMC, the general partner of BFF, may be deemed to have sole power to dispose of these shares, and Beirne,
                                              Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock, the members of BCMC, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,103,582
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.83%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

--------------------------------------                                         --------------------------------------
CUSIP NO. 666610100                                      13G                                             Page 4 of 18
--------------------------------------                                         --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Benchmark Capital Management Co., L.L.C. ("BCMC")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]            (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware
------------ ---------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
             NUMBER OF                        8,999,592 shares, of which 7,896,010 are directly owned by BCP and
              SHARES                          1,103,582 are directly owned by BFF.  BCMC, the general partner of BCP
           BENEFICIALLY                       and BFF, may be deemed to have sole power to vote these  shares,  and
      OWNED BY EACH REPORTING                 Beirne,  Dunlevie,  Gurley,  Harvey,  Kagle, Rachleff and Spurlock, the
              PERSON                          members of BCMC, may be deemed to have shared power to vote these
               WITH                           shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              8,999,592 shares, of which 7,896,010 are directly owned by BCP and
                                              1,103,582 are directly owned by BFF. BCMC, the general partner of BCP and BFF, may be deemed to have sole power to dispose of these shares, and Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock,
                                              the members of BCMC, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       8,999,592
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.74%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    OO
------------ ---------------------------------------------------------------------------------------------------------

--------------------------------------                                         --------------------------------------
CUSIP NO. 666610100                                      13G                                             Page 5 of 18
--------------------------------------                                         --------------------------------------


------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      David M. Beirne ("Beirne")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]            (b)  [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              2,000 shares
             NUMBER OF               -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 8,999,592 shares, of which 7,896,010 are directly owned by BCP and
              PERSON                          1,103,582 are directly owned by BFF.  Beirne is a member of BCMC, the
               WITH                           general  partner  of BCP and  BFF, and may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              2,000 shares
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              8,999,592 shares, of which 7,896,010 are directly owned by BCP and
                                              1,103,582 are directly owned by BFF. Beirne is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       9,001,592
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.75%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

--------------------------------------                                         --------------------------------------
CUSIP NO. 666610100                                      13G                                             Page 6 of 18
--------------------------------------                                         --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Bruce W. Dunlevie ("Dunlevie")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]            (b)  [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              125,821 shares
             NUMBER OF               -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 8,999,592 shares, of which 7,896,010 are directly owned by BCP and
              PERSON                          1,103,582 are directly owned by BFF.  Dunlevie is a member of BCMC,
               WITH                           the  general  partner  of BCP  and  BFF,  and  may be  deemed  to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              125,821 shares
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              8,999,592 shares, of which 7,896,010 are directly owned by BCP and
                                              1,103,582 are directly owned by BFF. Dunlevie is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       9,125,413
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.84%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

--------------------------------------                                         --------------------------------------
CUSIP NO. 666610100                                      13G                                             Page 7 of 18
--------------------------------------                                         --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      J. William Gurley ("Gurley")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]            (b)  [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 shares
             NUMBER OF               -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 8,999,592 shares, of which 7,896,010 are directly owned by BCP and
              PERSON                          1,103,582 are directly owned by BFF.  Gurley is a member of BCMC, the
               WITH                           general  partner  of BCP and  BFF, and may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              8,999,592 shares, of which 7,896,010 are directly owned by BCP and
                                              1,103,582 are directly owned by BFF. Gurley is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       8,999,592
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.74%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

--------------------------------------                                         --------------------------------------
CUSIP NO. 666610100                                      13G                                             Page 8 of 18
--------------------------------------                                         --------------------------------------

------------ --------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Kevin R. Harvey ("Harvey")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]            (b)  [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              0 shares
             NUMBER OF              -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 8,999,592 shares, of which 7,896,010 are directly owned by BCP and
              PERSON                          1,103,582 are directly owned by BFF.  Harvey is a member of BCMC, the
               WITH                           general  partner  of BCP and  BFF,  and may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              8,999,592 shares, of which 7,896,010 are directly owned by BCP and
                                              1,103,582 are directly owned by BFF. Harvey is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       8,999,592
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.74%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

--------------------------------------                                         --------------------------------------
CUSIP NO. 666610100                                      13G                                             Page 9 of 18
--------------------------------------                                         --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Robert C. Kagle ("Kagle")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]            (b)  [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              124,251 shares
             NUMBER OF               -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 8,999,592 shares, of which 7,896,010 are directly owned by BCP and
              PERSON                          1,103,582 are directly owned by BFF.  Kagle is a member of BCMC, the
               WITH                           general  partner  of BCP and  BFF, and may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              124,251 shares
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              8,999,592 shares, of which 7,896,010 are directly owned by BCP and
                                              1,103,582 are directly owned by BFF. Kagle is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to dispose of these shares.
------------ --------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       9,123,843
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.84%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

--------------------------------------                                         --------------------------------------
CUSIP NO. 666610100                                      13G                                            Page 10 of 18
--------------------------------------                                         --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Andrew S. Rachleff ("Rachleff")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]            (b)  [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              151,751 shares
             NUMBER OF               -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 8,999,592 shares, of which 7,896,010 are directly owned by BCP and
              PERSON                          1,103,582 are directly owned by BFF.  Rachleff is a member of BCMC,
               WITH                           the  general  partner  of BCP  and BFF, and may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              151,751 shares
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              8,999,592 shares, of which 7,896,010 are directly owned by BCP and
                                              1,103,582 are directly owned by BFF. Rachleff is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       9,151,343
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.86%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

--------------------------------------                                         --------------------------------------
CUSIP NO. 666610100                                      13G                                            Page 11 of 18
--------------------------------------                                         --------------------------------------

------------ --------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      Steven M. Spurlock ("Spurlock")
                      Tax ID Number:
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a) [ ]            (b)  [X]
------------ --------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ --------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             U.S. Citizen
------------ --------------------------------------------------------------------------------------------------------

                                     5        SOLE VOTING POWER
                                              1,612 shares
             NUMBER OF              -------- -----------------------------------------------------------------------
              SHARES
           BENEFICIALLY              6        SHARED VOTING POWER
      OWNED BY EACH REPORTING                 8,999,592 shares, of which 7,896,010 are directly owned by BCP and
              PERSON                          1,103,582 are directly owned by BFF.  Spurlock is a member of BCMC,
               WITH                           the  general  partner  of BCP  and BFF, and may be deemed to have shared power to vote these shares.
                                     -------- -----------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              1,612 shares
                                     -------- -----------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              8,999,592 shares, of which 7,896,010 are directly owned by BCP and
                                              1,103,582 are directly owned by BFF. Spurlock is a member of BCMC, the general partner of BCP and BFF, and may be deemed to have shared power to dispose of these shares.
------------------------------------ -------- -----------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       9,001,204
------------ --------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ --------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.74%
------------ --------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ --------------------------------------------------------------------------------------------------------

                                                                                                       Page 12 of 18


ITEM 1(A).        NAME OF ISSUER

                  NorthPoint Communications Group, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  303 Second Street
                  San Francisco, CA  94107

ITEM 2(A).        NAME OF PERSONS FILING

                  This Statement is filed by Benchmark Capital Partners, L.P., a Delaware limited partnership
                  ("BCP"), Benchmark Founders' Fund, L.P., a Delaware limited partnership ("BFF"), Benchmark
                  Capital Management Co., L.L.C., a Delaware limited liability company ("BCMC"), David M. Beirne
                  ("Beirne"), Bruce W. Dunlevie ("Dunlevie"), J. William Gurley ("Gurley"), Kevin R. Harvey
                  ("Harvey"), Robert C. Kagle ("Kagle"), Andrew S. Rachleff ("Rachleff") and Steven M. Spurlock
                  ("Spurlock"), the members of BCMC.  The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  BCMC, the general partner of BCP and BFF, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by BCP and BFF. Beirne, Dunlevie, Gurley,
                  Harvey, Kagle, Rachleff and Spurlock are members of BCMC and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by BCP and BFF.

ITEM 2(B).        ADDRESS OF PRINCIPAL OFFICE

                  The address for each of the Reporting Persons is:

                  Benchmark Capital
                  2480 Sand Hill Road, Suite 200
                  Menlo Park, California  94025

ITEM 2(C)         CITIZENSHIP

                  BCP and BFF, are Delaware limited partnerships. BCMC is a Delaware limited liability company.
                  Beirne, Dunlevie, Gurley, Harvey, Kagle, Rachleff and Spurlock are United States citizens.

ITEM 2(D) AND (E).         TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                           ---------------------------------------------

                  Common Stock
                  CUSIP # 666610100

ITEM 3.           Not Applicable

ITEM 4.           OWNERSHIP

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                        (a)      Amount beneficially owned:
                                 -------------------------

                                    See Row 9 of cover  page for each  Reporting Person.

                                                                                                       Page 13 of 18

                        (b)      Percent of Class:
                                 ----------------

                                    See Row 11 of cover page for each Reporting Person.

                        (c)      Number of shares as to which such person has:
                                 --------------------------------------------

                                (i)      Sole power to vote or to direct the vote:
                                         ----------------------------------------

                                                     See Row 5 of cover page for each Reporting Person.

                                (ii)     Shared power to vote or to direct the vote:
                                         ------------------------------------------

                                                     See Row 6 of cover page for each Reporting Person.

                                (iii)    Sole power to dispose or to direct the disposition of:
                                         -----------------------------------------------------

                                                     See Row 7 of cover page for each Reporting Person.

                                (iv)     Shared power to dispose or to direct the disposition of:
                                         -------------------------------------------------------

                                                     See Row 8 of cover page for each Reporting Person.


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                  --------------------------------------------

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
                  ---------------------------------------------------------------

                  Under certain circumstances set forth in the limited partnership agreements of BCP and BFF, and the limited liability company agreement of BCMC, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED
                  ON BY THE PARENT HOLDING COMPANY
                  --------------------------------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  ---------------------------------------------------------

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  ------------------------------

                  Not applicable

ITEM 10.          CERTIFICATION.
                  -------------

                  Not applicable




                                                                                                      Page 14 of 18


                                                     SIGNATURES

                  After  reasonable  inquiry  and  to  the  best of  my  knowledge  and  belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2001

                                                          BENCHMARK CAPITAL PARTNERS, L.P.,
                                                          a Delaware Limited Partnership
                                                          By:  Benchmark Capital Management Co., L.L.C.,
                                                               a Delaware Limited Liability Company
                                                               Its General Partner

                                                          BENCHMARK FOUNDERS' FUND, L.P.,
                                                          a Delaware Limited Partnership
                                                          By:  Benchmark Capital Management Co., L.L.C.,
                                                               a Delaware Limited Liability Company
                                                               Its General Partner

                                                          BENCHMARK CAPITAL MANAGEMENT CO., L.L.C.,
                                                          a Delaware Limited Liability Company


                                                          By:    /s/  Steven M. Spurlock
                                                                 --------------------------------------------------
                                                                 Steven M. Spurlock
                                                                 Managing Member



                                                          DAVID M. BEIRNE
                                                          BRUCE W. DUNLEVIE
                                                          J. WILLIAM GURLEY
                                                          KEVIN R. HARVEY
                                                          ROBERT C. KAGLE
                                                          ANDREW S. RACHLEFF
                                                          STEVEN M. SPURLOCK


                                                          By:    /s/  Steven M. Spurlock
                                                                 --------------------------------------------------
                                                                 Steven M. Spurlock
                                                                 Attorney-in-Fact*


*Signed pursuant to a Power of Attorney dated February 13, 2001 and filed with the SEC on February 14, 2001.



                                                                                                       Page 15 of 18



                                  EXHIBIT INDEX




                                                                                                      Found on
                                                                                                    Sequentially
Exhibit                                                                                             Numbered Page
-------                                                                                             -------------
Exhibit A:  Agreement of Joint Filing                                                                    16

Exhibit B:  Power of Attorney                                                                            17




                                                                                                      Page 16 of 18


                                                     EXHIBIT A



                                             Agreement of Joint Filing

                  The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of  NorthPoint  Communications  Group,  Inc.  shall be filed on behalf of each of the Reporting
Persons.  Note that copies of the  applicable  Agreement of Joint  Filing are already on file with the  appropriate agencies.




                                                                                                      Page 17 of 18

                                                     EXHIBIT B

                                                 POWER OF ATTORNEY


                  Each of the undersigned entities and individuals  (collectively,  the "Reporting Persons") hereby authorizes and designates  Benchmark Capital Management Co., L.L.C. or such other person or entity as is designated in writing by Steven M. Spurlock (the "Designated  Filer") as the beneficial owner to prepare and file on behalf of such Reporting  Person  individually,  or jointly together with the other Reporting  Persons,  any and all reports, notices,  communications and other documents (including, but not limited to, reports on Schedule 13D, Schedule 13G,
Form 3, Form 4 and Form 5) that such Reporting Person may be required to file with the United States Securities and
Exchange Commission pursuant to the Securities Act of 1933, as amended (together with the implementing  regulations thereto, the "Act") and the Securities Exchange Act of 1934, as amended (together with the implementing regulations thereto, the "Exchange Act") (collectively, the "Reports") with respect to each Reporting Person's ownership of, or transactions in, securities of any entity whose securities are beneficially  owned (directly or indirectly) by such
Reporting Person (collectively, the "Companies").

                  Each  Reporting  Person  hereby  further  authorizes  and  designates  Steven  M.  Spurlock  (the
"Authorized  Signatory") to execute and file on behalf of such Reporting  Person the Reports and to perform any and all other acts, which in the opinion of the Designated Filer or Authorized Signatory may be necessary or incidental to the performance of the foregoing powers herein granted.

                  The  authority of the  Designated  Filer and the  Authorized  Signatory  under this Document with respect to each  Reporting  Person shall continue  until such  Reporting  Person is no longer  required to file any
Reports with respect to the Reporting  Person's  ownership of, or transactions in, the securities of the Companies, unless earlier revoked in writing.  Each Reporting Person acknowledges that the Designated Filer and the Authorized
Signatory are not assuming any of the Reporting  Person's  responsibilities  to comply with the Act or the Exchange
Act.



February 13, 2001                     BENCHMARK CAPITAL MANAGEMENT CO., L.L.C.,
                                      a Delaware Limited Liability Company



                                      By:   /s/  Steven M. Spurlock
                                            -----------------------------------------------------
                                            Steven M. Spurlock
                                            Managing Member



February 13, 2001                     BENCHMARK CAPITAL PARTNERS, L.P.,
                                      a Delaware Limited Partnership

                                      By:   Benchmark Capital Management Co., L.L.C.,
                                            a Delaware Limited Liability Company
                                            Its General Partner



                                      By:   /s/  Steven M. Spurlock
                                            -----------------------------------------------------
                                            Steven M. Spurlock
                                            Managing Member



                                                                                                       Page 18 of 18




February 13, 2001                     BENCHMARK FOUNDERS' FUND, L.P.,
                                      a Delaware Limited Partnership

                                      By:   Benchmark Capital Management Co., L.L.C.,
                                            a Delaware Limited Liability Company
                                            Its General Partner



                                      By:   /s/  Steven M. Spurlock
                                            -----------------------------------------------------
                                            Steven M. Spurlock
                                            Managing Member


February 13, 2001                     David M. Beirne


                                      By:   /s/ David M. Beirne
                                            -----------------------------------------------------
                                            David M. Beirne


February 13, 2001                     Bruce W. Dunlevie


                                      By:   /s/  Bruce W. Dunlevie
                                            -----------------------------------------------------
                                            Bruce W. Dunlevie


February 13, 2001                     J. William Gurley


                                      By:   /s/  J. William Gurley
                                            -----------------------------------------------------
                                            J. William Gurley


February 13, 2001                     Kevin R. Harvey


                                      By:   /s/  Kevin R. Harvey
                                            -----------------------------------------------------
                                            Kevin R. Harvey

February 13, 2001                     Robert C. Kagle


                                      By:   /s/  Robert C. Kagle
                                            -----------------------------------------------------
                                            Robert C. Kagle


February 13, 2001                     Andrew S. Rachleff


                                      By:   /s/  Andrew S. Rachleff
                                            -----------------------------------------------------
                                            Andrew S. Rachleff


